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                                                                  EXHIBIT 99



FOR IMMEDIATE RELEASE - JANUARY 15, 1998

For more information contact:

InterWest Bancorp, Inc.:

H. Glenn Mouw, Executive Vice President/Chief Financial Officer (360) 679-4181 Clark W. Donnell, Executive Vice President/Chief Administrative Officer
(360) 679-4181

Pacific Northwest Bank:

Patrick M. Fahey, Chairman, President/Chief Executive Officer  (206) 340-4727



                  PACIFIC NORTHWEST BANK AGREES TO COMBINE WITH
                             INTERWEST BANCORP, INC.

OAK HARBOR, WA - JANUARY 15, 1998 -(NASDAQ: IWBK) - InterWest Bancorp, Inc. (InterWest) and Pacific Northwest Bank of Seattle, Washington, today jointly announced the signing of a definitive agreement whereby Pacific Northwest Bank will become a separate subsidiary of InterWest. This latest move reflects InterWest's continued commitment to expand its commercial banking presence. Pacific Northwest Bank is a leading financial services provider specializing in meeting the needs of professionals and small to medium businesses through its four offices in King and Snohomish Counties, located in Seattle, Bellevue, Kent and Lynnwood, Washington.

Pacific Northwest Bank had assets of $197 million and equity of $16.0 million on December 31, 1997. For the same period, the Bank earned $2,254,000 representing a 1.28% return on average assets and a 15.43% return on average equity. For the quarter ended December 31, 1997, the Bank earned $670,000, a 1.42% return on average assets and a 17.09% return on average equity, notwithstanding the start-up expenses associated with its new Kent, Washington, office.

The Bank has achieved double-digit growth in assets and earnings, a reflection of its strong management team of banking professionals, many of whom have over 20 years of commercial banking experience. During its decade of operations, the Bank has established a reputation as a premier institution serving Puget Sound area businesses. Partnering with InterWest will allow Pacific Northwest Bank increased capacity to better meet the financing and service needs of its expanding customer base.

The transaction is structured with a fixed exchange ratio of 3.95 shares of InterWest stock for every share of Pacific Northwest Bank common stock. With InterWest's closing price of




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$39.00 per share, the transaction is valued at $61 million, which is approximately 22.8 times Pacific Northwest Bank's fourth quarter earnings on an annualized basis, and approximately 17.9 times 1998 estimated earnings. The transaction is expected to be accretive to earnings during 1999 and is structured to use the pooling of interests method of accounting.

The transaction has been unanimously approved by the Boards of Directors of both companies. It is anticipated that the merger will be completed in the second quarter of 1998, following the approval of applicable regulatory authorities and the shareholders of Pacific Northwest Bank.

"This merger is a key element of our strategic plan to continue to diversify into commercial banking activities, thereby enhancing the long-term profitability and value of our company," said Stephen M. Walden, President and CEO of InterWest Bancorp, Inc. "The addition of Pacific Northwest Bank will enhance the commitment to commercial banking that commenced with the acquisition of Central Bancorporation in Wenatchee, Washington, in 1996 and our acquisition of Puget Sound Bancorp which was completed just today." Walden reiterated that "It is our desire to continue expansion both to the south and east, becoming a state-wide institution. We firmly believe that Pacific Northwest Bank is a unique franchise which will allow us to significantly expand our commercial banking presence through both internal growth and acquisition of other attractive community banks. Our unique structure allows hometown banks the ability to retain their local identity while enjoying the benefits of greater efficiency, increased lending capacity and expanded product lines."

Pacific Northwest Bank, with the same management team and locally oriented board of directors, will remain a separate entity under the InterWest Bancorp holding company. "We will maintain our commitment to business and community banking that has been the strength of our growth and success. Both our customers and InterWest's should benefit from an expanded line of services available and an enlarged network of facilities designed to meet their banking needs," stated Patrick M. Fahey, Chairman, President and CEO of Pacific Northwest Bank. "Our shareholders should benefit from the initial premium being paid, the trading of InterWest's stock and the potential for further acquisitions of other community banks located in the Northwest," added Fahey, who will continue as Chairman, President and CEO of Pacific Northwest Bank and become Vice Chairman of Commercial Banking of InterWest Bancorp.

InterWest Bank was founded in 1957 and continues to pursue its diversification strategies. It offers a full range of non-traditional financial products through InterWest Financial Services, Inc., insurance products and services through the InterWest Insurance Agency, Inc., and brokered loan products through Cornerstone Northwest Mortgage, Inc. The combined entity will have assets exceeding $2.3 billion and will have 46 offices covering 13 counties throughout Western and Central Washington.




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